UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2018

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This current report on Form 8-K/A is being filed as an amendment to the current report on Form 8-K filed by SunPower Corporation (the “Company”) with the Securities and Exchange Commission on November 5, 2018 (the “Original Form 8-K”). The Original Form 8-K reported the entry into a joint venture with certain affiliates of Hannon Armstrong Sustainable Infrastructure Capital, Inc. to acquire, own, manage, operate, finance, and maintain a portfolio of residential rooftop or ground-mounted solar photovoltaic electric generating systems (the “Transaction”). In connection with the Transaction, the Company will deconsolidate certain entities that have historically held the assets and liabilities comprising its residential lease business. This Form 8-K/A amends the Original Form 8-K to correct certain dates associated with the Transaction and to include the unaudited pro forma condensed consolidated financial information required by Item 9.01(b) of Form 8-K.

Item 8.01	Other Events

In the Original Form 8-K, the Company incorrectly stated the date upon which SunStrong Capital Acquisition OF, LLC, a wholly-owned subsidiary of the Company (“Borrower”) borrowed approximately $24.6 million (the “Initial Advance”) under a subordinated, mezzanine loan agreement.  The Initial Advance was not borrowed on November 5, 2018; rather the Borrower expects to borrow the Initial Advance on or about November 20, 2018.

Item 9.01	Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial information of the Company giving effect to the Transaction for the year ended December 31, 2017 and as of and for the nine months ended September 30, 2018 are filed herewith as Exhibit 99.1.

(d) Exhibits

Exhibit No.	Description
99.1	Unaudited pro forma condensed consolidated financial information document(s) will be attached as exhibits.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

November 9, 2018	By:	/S/ MANAVENDRA S. SIAL
	Name:	Manavendra S. Sial
	Title:	Executive Vice President and Chief Financial Officer